     OMB APPROVAL
OMB Number: 3235-0059
Expires: February 28, 2006
Estimated average burden
hours per response...12.75

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12
CNA Surety Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:
PERSONS WHO POTENTIALLY ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CNA SURETY CORPORATION
333 S. Wabash Ave., 41st Floor
Chicago, Illinois 60604
(312) 822-5000

Notice of Annual Meeting of Shareholders
On April 24, 2008

To: The Shareholders of CNA Surety Corporation

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at the Company’s business offices located at 333 S. Wabash Ave. 41st Floor, Chicago, IL 60604, on Tuesday, April 24, 2008, at 9:00 A.M. CDT, for the following purposes:

1.	To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 3, 2008, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy card at your earliest convenience in the enclosed return envelope.

By Order of the Board of Directors

Enid Tanenhaus
Senior Vice President, General Counsel and Secretary

March 18, 2008
Chicago, Illinois

IMPORTANT:

PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 24, 2008. The proxy materials and Annual Report on Form 10-K are available at www.cnasurety.com.

CNA Surety Corporation
333 S. Wabash Ave. 41st Floor
Chicago, Illinois 60604
(312) 822-5000

Proxy Statement

INTRODUCTION

This Proxy Statement is being mailed or otherwise furnished to shareholders of CNA Surety Corporation, a Delaware corporation (the “Company” or “CNA Surety”), on or about March 18, 2008, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Shareholders (“the Annual Meeting”) of the Company to be held at the Company’s business offices located at 333 S. Wabash Ave. 41st Floor, Chicago, Illinois 60604, at 9:00 A.M. CDT, on Tuesday, April 24, 2008, and at any adjournment thereof. Shareholders who, after reading this Proxy Statement, have any questions should contact Enid Tanenhaus, Secretary of the Company, in Chicago at (312) 822-3895.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

At the Annual Meeting, shareholders of the Company will consider and vote upon:

(i)	To elect seven directors to serve one-year terms, commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified;

(ii)	The ratification of the Board’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2008 and

(iii)	The transaction of such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The date of this Proxy Statement is March 18, 2008.

PROXY SOLICITATION

The enclosed proxy is solicited by the Board. The cost of this proxy solicitation is anticipated to be nominal and will be borne by the Company, including charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of the Company’s Common Stock. The solicitation generally will be effected by mail and such cost will include the cost of preparing and mailing the proxy materials. In addition to the use of the mails, proxies also may be solicited by personal interview, telephone, telegraph, telecopy, or other similar means. Although solicitation will be made primarily through the use of the mail, officers, directors, or employees of the Company may solicit proxies personally or by the above described means without additional remuneration for such activity. The Company will arrange for brokerage houses, nominees and other custodians holding common stock of the Company of record to forward proxy-soliciting material to the beneficial owners of such shares, and will reimburse such record owners for the reasonable out-of-pocket expenses incurred by them. The Company’s proxy materials and Annual Report on Form 10-K are also located on CNA Surety’s website at www.cnasurety.com.

2007 ANNUAL REPORTS

Shareholders are concurrently being furnished with a copy of the Company’s 2007 Annual Report to Shareholders, which contains the Company’s audited financial statements for the year ended December 31, 2007. Additional copies of the Company’s Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission (the “SEC”), may be obtained through links on the Company’s web site, www.cnasurety.com or by contacting Carol Abel, representative of the Company, at 333 S. Wabash Ave. 41st Floor, Chicago, Illinois 60604, (312) 822-5199, and such copies will be furnished promptly at no expense.

VOTING SECURITIES AND PROXIES

Only shareholders of record at the close of business on March 3, 2008 (the “Record Date”), have the right to receive notice of and to vote at the Annual Meeting and any adjournment thereof. As of the Record Date, 44,136,321 shares of the Company’s Common Stock, $.01 par value, per share, were issued and outstanding. Each share outstanding on the Record Date for the Annual Meeting entitles the holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. The shareholders of a majority of the Company’s issued and outstanding Common Stock, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. If, however, a quorum is not present or represented at the Annual Meeting, the shareholders entitled to vote at the Annual Meeting, whether present in person or represented by proxy, shall only have the power to adjourn the Annual Meeting until such time as a quorum is present or represented. At such time as a quorum is present or represented by proxy, the Annual Meeting will reconvene without notice to shareholders, other than an announcement at the prior adjournment of the Annual Meeting, unless the adjournment is for more than thirty (30) days or a new record date has been set.

If a proxy in the form enclosed is duly executed and returned, the shares of the Company’s Common Stock represented thereby will be voted in accordance with the specifications made thereon by the shareholder. If no such specifications are made, such proxy will be voted (i) for election of the Management Nominees (as hereinafter defined) for directors; (ii) for ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2008; and (iii) at the discretion of Proxy Agents (as hereinafter defined) with respect to such other business as may properly come before the Annual Meeting or any adjournment thereof. Abstentions are counted in tabulations of the votes cast on proposals presented to shareholders, as to the materials specifically proposed herein. Broker non-votes are not counted for purposes of determining whether a proposal has been approved. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. A proxy is revocable at any time prior to its exercise by either a subsequently dated, properly executed proxy appointment which is received by the Company prior to the time votes are counted at the Annual Meeting, or by a shareholder giving notice of revocation to the Company in writing prior to the Annual Meeting or during the Annual Meeting prior to the time votes are counted. The mere presence at the Annual Meeting of a shareholder who appointed a proxy does not itself revoke the appointment.

ELECTION OF DIRECTORS (PROPOSAL I)

VOTING AND THE MANAGEMENT NOMINEES

At the Annual Meeting seven directors will be elected to serve one-year terms commencing immediately upon their election, or to serve until their respective successors are duly elected and qualified. The nominees are as follows:
Philip H. Britt
Anthony S. Cleberg
David B. Edelson
James R. Lewis
D. Craig Mense
Robert A. Tinstman
John F. Welch

All of the nominees are currently serving as directors of the Company. For information regarding the Management Nominees, see “Directors and Executive Officers of the Registrant.”

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote in person or represented by proxy shall elect the directors. It is the present intention of John Corcoran and Enid Tanenhaus, who will serve as the Company’s proxy agents at the Annual Meeting (the

“Proxy Agents”), to vote the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the election of the Management Nominees as directors. The Board does not believe that any of the Management Nominees will be unwilling or unable to serve as a director. However, if prior to the election of directors any of the Management Nominees becomes unavailable or unable to serve, the Board reserves the right to name a substitute nominee or nominees and the Proxy Agents expect to vote the proxies for the election of such substituted nominee or nominees.

Vote Required

Proposal to elect seven directors requires an affirmative vote of holders of a majority of the voting power represented by shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE MANAGEMENT NOMINEES. IF A CHOICE IS SPECIFIED ON THE PROXY BY A SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED “FOR” THE MANAGEMENT NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following sets forth the name, age, position and offices with the Company, present principal occupation or employment and material occupations and employment for the past five years of each person who is presently a director, a nominee for director, or an executive officer of the Company.

Philip H. Britt, age 61; Director of the Company since March 3, 1998; Retired; Senior Vice President Insurance Industry Division of Bank One, NA (formerly First Chicago NBD) from April 1988 through February 2002; various other positions with First Chicago NBD and its predecessor from 1982 through April 1988.

Anthony S. Cleberg, age 55; Director of the Company since April 23, 2007; Independent Consultant and Investor since 2002; Executive Vice President and Chief Financial Officer of Champion Enterprises from 2000 to 2002; Executive Vice President and Chief Financial Officer of Washington Group International (formerly Morrison Knudsen Corporation) from 1997 to 2000; various positions at Honeywell, Inc. from 1982 to 1997.

John F. Corcoran, age 43; Senior Vice President and Chief Financial Officer of the Company since January 2004; Executive Officer since October 2003; Group Vice President and Senior Financial Officer Specialty Lines CNA Insurance Companies (an affiliate of CNA Financial Corporation (“CNAF”) that owns 62.5% of the Company’s stock) from October 1998 to January 2002; Senior Vice President and Senior Financial Officer Global and Specialty Lines CNA Insurance Companies from January 2002 to September 2003 .

Michael A. Dougherty, age 49; Senior Vice President and Chief Information Officer of the Company since January 2007; Senior Vice President Field Operations and Distribution from September 2001 until January 2007; Senior Vice President and Chief Marketing Officer from November 1997 until January 2007; Senior Vice President of Aon Risk Services of Illinois from April 1992 until November 1997; Midwest Regional Bond Manager at AIG from August 1988 to April 1992; various management positions within the bond division of the St. Paul Companies from June 1980 to August 1988.

David B. Edelson, age 48; Director of the Company since February 2007; Senior Vice President of Loews Corporation (“Loews”), the parent corporation of CNAF, since May 2005; Senior Vice President and Corporate Treasurer of JPMorgan Chase & Co. from May 2001 to January 2003; Executive Vice President and Corporate Treasurer of JPMorgan Chase & Co. from January 2003 until April 2005.

Douglas W. Hinkle, age 55; Chief Underwriting Officer of the Company since March 2004; Western Division Director of St. Paul Surety from January 2003 until March 2004; Assistant Vice President Western Territory Practice Leader of St. Paul American from December 2001 until 2004; Vice President Western Territorial Executive of Fireman’s Fund from 2000 until 2001; Vice President Western Territorial Executive Fireman’s Fund

from 1999 until December 2001; Assistant Vice President Surety Reinsurance Executive Fireman’s Fund from 1996 until 1999; Surety Manager and Acting Office Manager Fireman’s Fund, from 1986 until 1996.

James R. Lewis, age 59; Director and Chairman of the Board of the Company since May 2003; President and Chief Executive Officer Property and Casualty Operations of the CNA Insurance companies since August 2002; Executive Officer of CNAF since 2002; Executive Vice President U.S. Insurance Operations, Property and Casualty Operations of CNA from August 2001 to August 2002; Senior Vice President of USF&G/St. Paul Companies from November 1992 to August 2001.

D. Craig Mense, age 56; Director of the Company since April 23, 2007; Executive Vice President and Chief Financial Officer of CNAF since November 2004; President and Chief Executive Officer of Global Run-Off Operations at St. Paul Travelers from July 2002 to May 2003; Senior Vice President Chief Financial and Administrative Officer for Personal Lines at Travelers May 2003 to May 2004; Chief Operating Officer of the Gulf Insurance Group at Travelers Property Casualty Corp., Senior Vice President and Chief Financial Officer (Bond) of Travelers Property Casualty Corp. from April 1996 to July 2002.

Thomas A. Pottle, age 48; Senior Vice President of the Company Credit and Field Operations since January 2007; Senior Vice President since March 1999; Vice President from September 30, 1997 until March 1999; Secretary from September 30, 1997 to May 1998; and Assistant Secretary since May 1998; Assistant Vice President and Surety Controller of CNA Insurance companies from 1996 until September 30, 1997; Surety Controller of CNA Insurance companies from September 1994 until 1996; and various positions with Continental Casualty Company, an affiliate of the Company from 1986 until September 1994.

Enid Tanenhaus, age 50; Senior Vice President, General Counsel and Secretary of the Company since January 2, 2001; Senior Vice President, Secretary and General Counsel Coregis Group, Inc. until December 2000; Vice President Secretary and General Counsel CNA UniSource of America from December 1997 until June 1999; and various legal positions with CNA Insurance companies from 1988 until December 1997.

Robert A. Tinstman, age 61; Director of the Company since August 2004; Executive Chairman of Angelo Iafrate Construction Company and James Construction Group from May 2002 to May 2007; President & CEO of Morrison Knudsen Corporation from March 1995 to February 1999. Mr. Tinstman is currently a Director of James Construction Group; currently serves on Idacorp/Idaho Power Board of Directors and has been Chairman of their Investment and Compensation Committee since 1999; serves on Home Federal Savings Board of Directors and has served as Chairman of the Audit Committee since December 1999. He also served on Idacorp Technologies Board of Directors from January 2000 to July 2006.

John F. Welch, age 51; Director of the Company since June 2003; President and Chief Executive Officer of the Company since June 2003; Chief Underwriting Officer St. Paul Surety from May 2002 until June 2003; President Aflanzadora Insurgentes SA CV Mexico City from August 2000 until May 2002; Chief Financial Officer Aflanzadora Insurgentes SA CV Mexico City from 1997 to 2000; various positions with USF&G from 1989 to 1997; various surety management positions with the Continental Insurance Company from August 1979 until November 1989.

Board and Committee Meetings

In excess of 50% of the Company’s shares are held by CNAF and its subsidiaries. Pursuant to the listing standards of the New York Stock Exchange (“Exchange”) the Company is a “Controlled Company” and consequently is exempt from the Exchange’s requirements relating to maintenance of a majority of independent directors and independent nominating/corporate governance and compensation committees. However, the Company’s Compensation and Audit Committee members included only independent directors. The Board of Directors considers shareholder director nominees under the same criteria utilized by the Board of Directors to evaluate nominees proposed by management or members of the Board of Directors. These criteria include a potential nominee’s character, judgment, business experience and areas of expertise, among other relevant considerations, such as the requirements of stock exchange

Director Independence

The Board of Directors annually reviews its performance. For 2007, the Board and the Audit Committee completed anonymous self evaluation forms. The Board of Directors and Audit Committee discussed these evaluations at the meetings on February 6 and 7, 2008. Both the self evaluations of the Audit Committee and the Board of Directors indicated that the Board and the Audit Committee believe that they are functioning well and receive adequate access to and information from management.

Under the rules of the New York Stock Exchange (“NYSE”), listed companies, like CNA Surety, that have a controlling stockholder are not required to have a majority of independent directors. Because affiliates of CNA Financial Corporation hold more than 50% of the voting power of the Company, CNA Surety is a controlled company within the meaning of the rules of the NYSE. Accordingly, the slate of directors nominees for the Board of Directors is not composed of a majority of directors who are independent.

The following nominees qualify as independent directors pursuant to the applicable rules of the Exchange and the SEC: Philip Britt, Robert Tinstman and Anthony Cleberg. In determining independence, the Board affirmatively determined whether or not each director or nominee has any material relationship with the Company. In assessing materiality, the Board considered all relevant facts and circumstances, not merely from the standpoint of the director or nominee, but from that of any person or organization with which the director or nominee has an affiliation. The Board considers the frequency and regularity of any services provided by or to, or other transactions between, the Company and the director or nominee or affiliated organization, whether they are being carried out at arm’s length in the ordinary course of business and whether they are being provided or conducted substantially on the same terms as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial banking, industrial, legal, accounting, charitable, employment and familial relationships. Independence means (i) not being a present or former employee of the Company; (ii) not personally receiving or having an immediate family member who receives more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation; (iii) not being an employee, or having an immediate family member employed as an executive officer of another company where any current executive officer of the Company serves on that company’s compensation committee; (iv) not being employed by or affiliated with or having an immediate family member employed by or affiliated with a present or former internal or external auditor of the Company within the three previous years; or (v) not being a director who is an executive officer or employee, or whose immediate family member is an executive officer of a company that makes payments to, or receives payments from the Company for property or services in an amount which does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues. In addition to the above, the Board, in the case of Mr. Tinstman, considered his former position as Executive Chairman of Angelo Iafrate Construction Company and James Construction Group (collectively “Iafrate”). Mr. Tinstman held this position from May 2002 until May 2007. Mr. Tinstman remains a director of James Construction Group. The Company has written surety bonds on behalf of Iafrate since 1972. In 2007, the Company received premiums of $773,677 for bonds written on behalf of Iafrate. As of December 31, 2007, the total amount of the outstanding bonds written on behalf of Iafrate group was $188,565,712. These bonds were written on the same terms, conditions and premiums as bonds written for other similarly situated companies. In September of 2005, the Company entered into co-surety arrangements with the Safeco Companies for the Iafrate account. Prior to his nomination as a director, the Board discussed with Mr. Tinstman his relationship with Iafrate. The Board and Mr. Tinstman agreed that he will recuse himself from any Board decision involving Iafrate and that any bonds that the Company writes on behalf of Iafrate will be on substantially the same terms as bonds written for similarly situated third parties.

Corporate Governance and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Ethics that are available on the Company’s website at www.cnasurety.com, and will be provided to any shareholder upon request to Carol Abel, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois, 60604 (312) 822-5199. Such copies will be furnished promptly at no charge. The Corporate Governance Guidelines provide that shareholders and other interested parties may communicate with the non-management members of the Board by sending such communications in care of the Company’s General Counsel, 333 S. Wabash Ave. 41st Floor, Chicago, Illinois 60604. It is the Company’s policy to forward all such communications to the Board.

Committees and Meetings

The Board meets without management in Executive Session at its regularly scheduled meetings. The members have decided that a presiding director is not necessary and that the independent directors will rotate the task of presiding over Executive Sessions.

The Board has an Executive Committee, an Audit Committee, a Compensation Committee and an Investment Committee. In 2007, the Audit Committee and the Compensation Committee consisted entirely of independent directors. The Company does not have a nominating/corporate governance committee. The Board relies on the Exchange exemption for controlled companies in not having a nominating/corporate governance committee, but the Board’s current policy is that all directors participate in the consideration of director nominees.

In 2007, the Executive Committee consisted of Messrs. Lewis, Edelson and Welch. The Executive Committee did not meet during 2007. The Executive Committee possesses and may exercise the full and complete authority of the Board in the management and business affairs of the Company during the intervals between the meetings of the Board. Any action by the Executive Committee is reported to the Board at its next meeting and such action is subject to revision and alteration by the Board, provided that no rights of third persons can be prejudicially affected by the subsequent action of the Board. Vacancies on the Executive Committee are filled by the Board. However, during the temporary absence of a member of the Executive Committee, due to illness or inability to attend a meeting or for other cause, the remaining member(s) of the Executive Committee may appoint a member of the Board to act in the place and with all the authority of such absent member. The current members of the Executive Committee will continue in office until the Committee is dissolved, terminated or reorganized, or if such members are replaced.

From January 1, 2007 until April 23, 2007 the Audit Committee consisted of Messrs. Britt and Tinstman and Ms. Adrian Tocklin (who did not stand for reelection). After the death of former Audit Committee member Roy Posner on December 31, 2006, the Board appointed Mr. Tinstman to act as interim Audit Committee chairman until Mr. Cleberg’s election on April 23, 2007. Beginning on April 23, 2007, the Company’s Audit Committee consisted of Messrs. Britt, Tinstman and Cleberg (Chair/Financial Expert). Messrs. Britt, Cleberg and Tinstman and Ms. Tocklin all are considered “independent” as that term is used in Exchange Act Section 10A(m)(3). During 2007, the Audit Committee held seven (7) meetings. The Company believes that Anthony Cleberg qualifies as a financial expert. The Board determined at its February 7, 2008 meeting that all Audit Committee members were financially literate and Independent.

The Board adopted an Audit Committee Charter in March 2000 and amended and restated the Audit Committee Charter on February 17, 2004, which governs the Audit Committee. As described in the Audit Committee Charter, the Audit Committee is authorized and (a) has the power to review the financial reports and other financial information provided by the Corporation to governmental entities and the public, including the certifications made by the principal executive officer and principal financial officer with respect to the Company’s reports filed with the SEC; the Corporation’s systems of internal controls regarding finance, accounting, internal audit, legal compliance and ethics that the Corporation’s management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally including the review of critical accounting policies and financial statement presentation, (b) has the sole authority to retain, compensate and evaluate the Company’s independent registered public accounting firm, and the scope of and fees for their audits, and (c) addresses any and all related party agreements and arrangements between the Corporation and its affiliates and any disputes that may arise hereunder. However, the Company’s management is responsible for its financial statements and reporting process, including its system of internal controls. The Company’s independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States. A copy of the Audit Committee Charter as amended and restated is available on the Company website at www.cnasurety.com, and will be provided to any shareholder upon request to Carol Abel, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois, 60604 (312) 822-5199. Copies will be furnished promptly at no charge.

Beginning on April 23, 2007, the Company Compensation Committee consisted of Messrs. Britt, Cleberg and Tinstman (Chair). The Committee’s former chair, Ms. Tocklin did not stand for reelection but remained a member and chair of the Compensation Committee until April 23, 2007. During 2007, the Compensation Committee held five (5) meetings. The Compensation Committee sets the Company’s compensation policies, and reviews and administers all compensation matters for the five (5) most highly compensated executive officers of the Company as well as administering the Company’s stock option program, including reviewing and approving any stock options that are granted to employees. A copy of the Compensation Committee Charter is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Carol Abel, representative of the Company, at 333 S. Wabash Ave., 41st Floor, Chicago, Illinois, 60604 (312) 822-5199.

The Company also has an Investment Committee, which in 2007 consisted of Messrs. Edelson, Welch and Britt (Chair). Mr. Edelson joined the Committee in February of 2007 and Ms. Tocklin also was a member of the Committee until April 23, 2007. During 2007, the Investment Committee held four (4) meetings. The Investment Committee establishes investment policies and oversees the management of the Company’s investment portfolio.

During 2007, four (4) meetings of the Board of Directors were held.

In fiscal year 2007, each of the directors attended 100% of the Board meetings and all committees meetings on which he or she served as a member. The Company encourages directors to attend its annual meeting. In 2007 Board members Philip Britt, Robert Tinstman and John Welch attended the Company’s annual meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s outstanding Common Stock (“Reporting Persons”), file reports of ownership and changes in ownership of such securities with the SEC. Reporting Persons are required to deliver copies of all Section 16(a) forms to the Company simultaneously for filing with the SEC. Based solely upon review of the copies of the forms furnished to the Company, and written representations from certain Reporting Persons that no other reports were required, the Company believes that for 2007 all reports required by Section 16(a) of the Exchange Act have been timely filed with the exception of the May 2007 Form 3 filing for new Board member D. Craig Mense which was filed late due to an inadvertent administrative error of the Company.

Compensation Discussion and Analysis

Objectives of Compensation Program

The Company’s philosophy is to provide a cost effective compensation package that attracts, motivates and retains executive talent. We aim to reward performance and hold executives accountable for underperformance through financial consequences. The compensation policy of the Company for its executive officers (including those named in the Summary Compensation Table (the Named Executive Officers “NEOs”)) is to pay base salaries, annual incentive bonuses, and long term incentives in addition to fringe benefits and other benefits that are competitive, internally consistent and recognize the accomplishment of the Company’s stated goals of building a financial services business focusing on surety, fidelity and related products.

For 2007, the Company’s Compensation Committee (the “Committee”) was composed entirely of independent directors. The Committee administers the Company’s executive compensation program, oversees the Company’s compensation and benefit plans and policies, administers our stock option program (including approving stock option grants to employees) and approves annually all compensation decisions relating to the Company’s NEOs. The Committee’s charter sets forth its general responsibilities and is available on the Company’s web site at www.cnasurety.com.

We seek to link executive compensation to the performance of the Company. Thus, a significant portion of executive compensation is linked to both the Company’s and the individual’s performance. Other than the Company’s Chief Executive Officer (“CEO”), approximately 41-44% of the Company’s executive officers’ compensation (excluding stock options and assuming target annual and long term bonus payments) is variable, while the remaining 55-59% is base salary. With direction from the Company’s Board of Directors, the Company expects the CEO to set overall policies and to have the greatest impact on implementing the Company’s strategic direction. Consequently, the Company believes that more of the CEO’s compensation should be variable. The CEO’s compensation thus is structured so that approximately 60% (excluding stock options and assuming target annual and long term bonus payments) of his compensation is variable.

Setting Compensation — Benchmarking

The Process.  The CEO, the Company’s chief human resources officer and the Company’s non-executive Chairman of the Board make recommendations to the Committee on general compensation philosophy and specific elements of compensation and goals for the NEOs, with the exception of the CEO. Recommendations for the CEO’s goals and compensation are made by the Company’s non-executive Chairman of the Board to the Committee.

Surveys Consulted.  In determining compensation for the NEOs, the Company and the Committee review the Mercer Property & Casualty Executive Survey for the following categories: Top Executive, Top Operations Executive, Top Underwriting Executive, Chief Financial Officer and Chief Legal Executive. The Mercer Survey includes information on base salaries, bonuses and long term incentives. The Company and Committee also use Mercer’s Benchmark database, Hewitt’s Total Compensation Measurement Survey, — all industries, and the Towers Perrin Financial Services Industry Executive Compensation survey. The Committee also considers the Surety & Fidelity Association of America’s Salary Survey for our top underwriting officer. To date the Company and Committee have not used a compensation consultant. The Company and the Committee analyze data from the surveys and use the compensation data as a reference in determining the appropriate total compensation potential for each NEO. The Company does not use benchmarking because it is the largest of a very small group of publicly traded sureties and the Company and the Committee do not believe a direct peer group exists. In setting compensation, the Committee also considers the amount of influence each NEO has on the Company’s overall business and strategy as well as the abundance or scarcity of qualified candidates, if finding a replacement should become necessary.

For each of the NEOs, the Committee considers each compensation element separately and then considers the NEO’s total compensation. The Company reviews the salary surveys referenced above, as well as the NEO’s experience, individual professional performance and individual influence on the Company’s current financial results and long term strategies. The Committee also seeks internal equity in compensation and accordingly considers each NEO’s total compensation in reference to the compensation of the Company’s other officers.

Other Considerations

Based on applicable survey data, the Committee targets NEO compensation as follows:

Mr. Welch.  The Committee’s intention in offering Mr. Welch the terms of his December 2005 contract was to be at or above the mid-range as reflected in survey data. Mr. Welch’s total compensation package was reviewed when the Committee determined to renew Mr. Welch’s contract in 2006. Mr. Welch is the Company’s CEO.

Mr. Hinkle.  The Committee’s intent is to pay Mr. Hinkle, our Senior Vice President and Chief Underwriting Officer, total compensation in the median range of two surveys: the Mercer Property & Casualty Executive Survey, which includes companies of much larger size, many of which are public, and the Surety & Fidelity Association of America’s Salary Survey, which includes mostly companies smaller than the Company, none of which are public. The Senior Vice President may be the successor role to that of the CEO. The Committee takes into account the desire to attract and retain top qualified CEO candidates in this position when making compensation decisions.

Mr. Corcoran.  Since the surveys of Chief Financial Officer compensation reviewed by the Committee include companies that are much larger than the Company, the Committee’s intent is to pay total compensation at approximately the 25th percentile of the survey data while maintaining a level of internal equity between our Chief Financial Officer and the other NEOs.

Mr. Dougherty.  Because the surveys reviewed by the Committee for Chief Information Officers include a broad scope and cover companies much larger than the Company, the Committee’s intent is to pay total compensation between the 25th and 50th percentiles of survey data.

Mr. Pottle.  Because the surveys reviewed by the Committee for positions equivalent to Senior Vice president, Credit and Field Operations include a broad scope and cover companies much larger than the Company, the Committee’s intent is to pay total compensation between the 25th and 50th percentiles of survey data.

The Committee discusses and approves any changes in compensation to the NEO’s at its first regularly scheduled meeting of the year, which in 2007 was held in February. Any changes in base compensation are effective in April when base salary increases for all of the Company’s employees occur. Also, at its first scheduled meeting of the year, the Committee evaluates the Company’s performance versus its goals, the individual NEOs performance versus their goals and then approves all variable compensation pay awards: Annual Cash Bonuses, Long Term Cash Incentives (“LTI”), stock option grants, and performance contributions to the Company’s qualified retirement savings plan. The Committee also approves the aggregate amount of annual bonuses paid to all bonus eligible employees based on the achievement of certain net income targets set by the Committee. The 2007 targets and achievement are discussed under the individual elements of compensation.

Adjustment of Awards

The Committee does not have and has no current plans to have a policy concerning retroactive adjustments to any cash or equity based incentive compensation if the payment of such compensation was based on financial performance measures that were subsequently affected by a restatement. However, to date, the Company has had no financial restatements that resulted in a reduction of financial performance.

Tax Considerations; Deductibility of Compensation

The Committee considers the impact of Internal Revenue Code (“IRC”) Sections 409A and 162(m) when determining forms and amounts of compensation. In 2005, the Company adopted a new non-qualified deferred compensation plan intended to permit participants to avoid tax penalties under IRC Section 409A. The Deferred Compensation plan is more fully described on pages 14-15 of this proxy statement. IRC Section 162(m) places a limit on the tax deduction for compensation in excess of $1 million paid to certain executives. The Company does consider the deductibility of compensation when considering compensation for the CEO, and structures his annual cash bonus, as performance-based (with the discretion to decrease the award even if the goal is achieved) so as to retain the potential for a deduction. In addition the CEO’s employment contract allows the Committee to defer the payment of compensation that would not be deductible to the CEO’s deferred compensation account. The compensation of the remaining NEOs will not exceed $1 million for 2007. For 2007, the compensation for the Company’s NEOs is expected to be deductible.

Elements of Compensation

The core elements of the NEOs’ compensation include base salary, benefits, perquisites, performance based annual incentive awards (cash bonus), long term cash based incentive awards and long term equity (stock options).

Base Salaries

Inasmuch as the surety business is a mature industry, the Committee believes that except for the CEO, more than fifty percent of cash compensation should be in the form of base salaries, rather than in incentive or variable pay. The division between base salaries and cash incentive compensation for both the CEO and the rest of the NEOs is similar to the division between cash incentive compensation and base salaries at many public and private insurers and sureties that compete with the Company for executive talent. The Committee uses the market data discussed on pages 7-8, as well as the salary history and experience of the individual executive officer when setting the base salary for new executive officers.

The base salaries of the NEOS and other officers are reviewed on an annual basis. The Committee granted modest base salary increases to some NEOs in 2007, but does not expect to grant increases in base salaries to the NEOs every year. Increases in base salary are based on an evaluation of the individual’s performance and level of pay compared to (where available) similarly situated jobs as shown in the survey data.

Benefits

The benefits that the Company provides the NEOs are the same as provided to management employees generally and are not (except for the performance contribution of the 401(k) plan and Deferred Compensation Plan described below) tied to any formal individual or Company performance criteria, but are intended to be part of a competitive overall compensation program. Benefits include the CNA Surety Corporation 401(k) plan and the CNA Surety Corporation Deferred Compensation Plan, as well as other benefits such as medical, dental, disability, life insurance and paid time off. Medical, dental, life insurance, disability coverage, 401(k) and paid time off are available to all full-time employees, including the NEOs. The NEOs and certain other executives are also eligible to participate in a Deferred Compensation plan. Additionally, the Company provides employees, including NEO’s, with life insurance equal to their base salary (up to $350,000) and disability coverage that replaces 66 2/3% of monthly earnings up to $10,000 a month described below.

Perquisites

The Company provided certain perquisites to the NEOs in 2007. Specifically, the Company provides the NEOs a taxable allowance of up to $4,000 ($5,000 for the CEO) for financial counseling services and club memberships. Mr. John Welch, CEO was provided with a physical examination in December 2007. The value of the examination was $8,159.

Annual Cash Bonus

Annual cash bonuses are intended to reward eligible employees, including the NEOs for Company and individual performance during the year. Annual cash bonuses, long term cash incentives, and stock option awards are made under the Company’s 2006 Long Term Equity Compensation Plan approved by shareholders in April 2006.

Annual Cash Bonuses: Bonus Eligible Employees and NEOs other than the CEO

Currently, the Committee annually establishes a bonus pool for all bonus eligible employees, except for the CEO, including the NEOs. The target pool is the aggregation of the target bonus amounts for all bonus eligible employees, except for the CEO. The target bonus amounts are set by the Committee as percentages of base salaries, generally ranging from 10% of an employee’s base salary to 40% of an employee’s base salary. The 2007 annual cash bonus targets for each NEO was 40% of base salary, which for the following NEOs was: John F. Corcoran, Chief Financial Officer, had a target bonus of 40% of his base salary of $250,000 or $100,000; Doug W. Hinkle, Chief Underwriting Officer, had a target bonus of 40% of his base salary of $250,000 or $100,000; Michael A. Dougherty, Senior Vice President and Chief Information Officer, had a target bonus 40% of his base salary of $220,000 or $88,000; and Thomas A. Pottle, Senior Vice President Credit and Field Operations, had a target bonus 40% of his base salary of $211,150 or $84,460. (Annual cash targets and goals for the CEO will be discussed at the end of this section.)

Availability of the target bonus pool is dependent on achievement of a Net Operating Income (“NOI”) target, which for 2007 the Committee set at $90.6 million. If a minimum NOI is not met then there is no annual bonus pool. Though the Committee may, in its discretion, establish a bonus pool of up to 25% of the target bonus pool that it may use, in its discretion, to pay to certain employees, including the NEOs. The Committee also reserves discretion to adjust the bonus pool up or down, if results were affected by unusual events that in the Committee’s determination were beyond management’s control.

The size of the bonus pool is dependent on achievement of NOI. For 2007, the threshold, target and maximums were set as follows:

Size of Pool as a
NOI Achieved	% of Target

<$53 million	0%
$53 mil.-$84.9 mil.	50%-99%
$85 mil.-$90 mil.	100%
$90.1-$100.9 mil.	101%-149%
$101 mil +	150%

For 2007, the Company’s NOI was $89.212 million, adjusted for loss reserve development. The Committee voted at its February 6, 2008 meeting that the 2007 annual cash bonus pool would be 100% of the target bonuses. Once the total bonus pool is established, the Committee makes individual awards based on separate performance measures, which except for the CEO, do not include NOI. The performance measures for each of the NEOs, and the portion of the annual cash bonus based on the performance measure are shown in the chart below:

		Gross
		Loss	Systems		Financial	Operational	Expense	Credit
Name	NOI	Ratio	Initiatives	Premium	Reporting	Excellence	Budget	Modeling

John F. Welch	100%
John F. Corcoran			20%		40%	20%	20%
Douglas W. Hinkle		20%	20%	20%		20%	20%
Michael A. Dougherty			60%			20%	20%
Thomas A. Pottle		20%		20%		20%	20%	20%

Annual Cash Bonus — CEO

John Welch, the Company’s CEO, is not included in the annual cash target bonus pool established by the Committee. The Committee believes that it is appropriate that the CEO’s incentive compensation, including the annual target bonus and maximum annual bonus potential is larger than the other NEOs. Mr. Welch’s annual bonus parameters are determined by his employment contract and by the yearly NOI goal set by the Committee. Based upon his employment contract, Mr. Welch has a target of 100% of his base salary of $435,000. At its February 13, 2007 meeting, the Committee established a maximum for Mr. Welch’s annual bonus of 1.25% of the Company’s actual NOI. However, the Committee retained discretion to reduce the amount of his annual bonus based upon its evaluation of his performance. The Company’s actual NOI for 2007 was $89.212 million adjusted for loss reserve development. After evaluating his performance at its February 6, 2008 meeting, the Committee voted to pay Mr. Welch an annual cash bonus of $545,000.

The 2007 annual cash bonus targets for each NEO, and the CEO were:

Executive Annual Incentive

	Executive Annual Incentive
						Actual
	Total	Payout	Target	Maximum	Actual	Award
	Payout as a	Range as a	Award	Award	Award	as a
	% of Salary	% Salary	(Dollar Value)	(Dollar Value)	($)	% of Salary

John F. Welch	100%	0-200%	$435,000	$870,000	$545,000	125.00%
John F. Corcoran	40%	0-60%	$100,000	$150,000	$100,000	40.00%
Douglas W. Hinkle	40%	0-60%	$100,000	$150,000	$100,000	40.00%
Michael A. Dougherty	40%	0-60%	$88,000	$132,000	$96,800	44.00%
Thomas A. Pottle	40%	0-60%	$84,460	$126,690	$84,460	40.00%

Based on the fact that the Company met its NOI goal and on the Committee’s evaluation of individual performances, the Committee awarded annual bonuses for 2007 at target to the NEOs other than the CEO, and Mr. Dougherty. Mr. Dougherty’s bonus was above target at 44% of his base salary.

Long Term Incentives

Long Term Cash Incentives

Long Term Cash Incentives (“LTI”) are designed to promote executive continuity through three (3) year performance measures and payouts, helping motivate executives to meet the Company’s long term performance objectives. Each year the Compensation Committee approves annual ROE target. ROE, for the purposes of the LTI, is operating return on equity, excluding the impact of prior year reserve development, based upon the equity at the beginning of the calendar year adjusted to exclude effects of any unrealized gains and losses. The Committee does not use individual performance measures for LTI. All NEOs have a target LTI bonus of 20% of their base salary, except Mr. Welch. Pursuant to his employment contract, Mr. Welch has an LTI target bonus of 50% of his base salary or $217,500. As with all variable compensation, the Committee believes that the CEO has the ultimate responsibility for the Company’s results and believes a greater amount of his compensation should be variable and dependent upon the Company’s financial results.

At its February 13, 2007 meeting, the Committee set the following ROE targets for 2007:

% of Target
ROE Achieved	LTI Payable

<13.2%	0%
13.2% (threshold)	25%
15.2%-16.2% (target)	100%
18.2% (maximum)	200%

For achievement between the threshold and target LTI and between target and maximum, the Committee has the discretion to determine the exact LTI payout percentage. In addition, the Committee reserves the discretion to adjust LTI payments based on events beyond the NEO’s control, including but not limited to the impact of prior year’s reserve developments. The Company’s ROE for 2007, as defined for the LTI plan, was 16.0%. Accordingly, the NEO’s were eligible for payment of 100% of target.

If the LTI year goals are achieved, one third of the payment attributable to that LTI calendar year will be paid out each year for the following three (3) years (assuming that the NEO is actively employed by Company when payments are made) beginning with the first payment made in March of the year immediately following the LTI year in which the goal was achieved. Each March, any LTI payment potentially consists of portions of awards from three (3) LTI years. Thus the LTI payments made on March 14, 2008 represented payments for performance in three years: 2005, 2006 and 2007 (1/3 of the award for each year). The chart below shows outstanding LTI award payments to NEOs which have not yet been made as of December 31, 2007.

Outstanding LTI Installment Payments Due NEOs as of 12/31/2007

						$ Amount of
					# of	Outstanding
			Total Amount		Installments	Installment
			Awarded for	1/3	Remaining at	Payments at
	Performance		Performance	Installment	Last Fiscal	Last Fiscal
NEO	Year	Salary	Year	Amount	Year End	Year End

John F. Welch	2005	$400,000	$213,786	$71,262	1	$71,262
	2006	$435,000	$434,996	$144,999	2	$289,997
	2007	$435,000	$217,498	$72,499	3	$217,498
					Total	$578,757
John F. Corcoran	2005	$225,000	$48,102	$16,034	1	$16,034
	2006	$250,000	$100,000	$33,333	2	$66,666
	2007	$250,000	$50,000	$16,667	3	$50,000
					Total	$132,970
Michael A. Dougherty	2005	$207,000	$44,254	$14,751	1	$14,751
	2006	$207,000	$82,799	$27,600	2	$55,199
	2007	$220,000	$44,000	$14,667	3	$44,000
					Total	$113,950
Douglas W. Hinkle	2005	$225,000	$48,102	$16,034	1	$16,034
	2006	$225,000	$89,999	$30,000	2	$59,999
	2007	$250,000	$50,000	$16,667	3	$50,000
					Total	$126,033
Thomas A. Pottle	2005	$205,000	$43,827	$14,609	1	$14,609
	2006	$205,000	$81,999	$27,333	2	$54,666
	2007	$211,150	$42,230	$14,077	3	$42,230
					Total	$111,505

Stock Options

Equity-based long term incentive awards serve to align the interests of executives with those of the Company’s shareholders because both shareholders and executives benefit from any appreciation in the Company’s stock price. The Committee grants stock options as part of total compensation to executive officers, officers and certain other employees. As a general practice, each year the Committee has granted the NEOs, with the exception of the CEO, stock options equal to approximately 20% of their base salaries based on a Black-Scholes valuation. Pursuant to his employment contract, the Committee has granted the CEO stock options equal to approximately 50% of his annual base salary based on a Black-Scholes valuation. The Compensation Committee approves all grants of stock options.

The Committee decides and approves stock option grants at its first regularly scheduled meeting of each year in order to coincide with the awards of other variable compensation.

At its February 13, 2007 meeting the Committee voted to grant the NEOs the following options; with an exercise price equal to the closing stock price on that date:

Number of
NEO	Options

John F. Welch	18,700
John F. Corcoran	4,300
Douglas W. Hinkle	3,900
Michael A. Dougherty	3,600
Thomas A. Pottle	3,500

The Committee’s policy is to make no grants of stock options during the year other than those made at its first regularly scheduled meeting, except for stock option grants to certain newly hired senior executives. In the past the Committee approved such grants with a price of the closing price of the Company’s stock on the executive’s first day of employment or at the closing price of the Company’s stock on the date of the Company’s regularly scheduled Compensation Committee meeting. The Committee approved such grants either at a regularly scheduled meeting, though a telephonic meeting or through written consent in lieu of a meeting. The Committee, upon the recommendation of management, may in the future, grant stock options to certain new executives, and its current intention is to grant any such options at the Committee’s first regularly scheduled meeting after commencement of the executive’s employment priced at the closing price of the Company’s stock on the day of the grant.

Stock Ownership Requirements

The Company does not have formal share ownership guidelines or requirements for any executive, employee or director.

CNA Surety Corporation 401(k) Plan

The CNA Surety Corporation 401(k) plan is a funded, tax-qualified retirement savings plan. Participating employees may contribute up to 20% of compensation on a before tax basis into the plan, subject to a maximum of $15,500 in 2007 ($20,500 for those 50 or over). In addition, the Company matches an amount equal to one dollar for each dollar contributed by participating employees on the first 3% of their eligible compensation and fifty cents for each additional dollar contributed on the next 3%of their eligible compensation. Eligible compensation (salary) does not including bonuses or other contingent compensation.

The Company also makes contributions to the 401(k) plan called the “basic contribution” for all employees, including the NEOs, equal to 3% of eligible compensation (5% for employees over age 45).

In addition, the Compensation Committee annually establishes performance targets, which if met, result in additional Company contributions to employee 401(k) accounts of up to 2% of salary (the “Performance Contribution”). Based on the Company’s 2007 performance, the Committee at its February 6, 2008 meeting, approved a 2% of salary contribution to employees’ accounts.

Deferred Compensation

The Company has a non-qualified deferred compensation plan in which the NEOs and certain other officers may participate. The plan allows eligible officers to defer receiving up to 20% of their compensation. The amount that the Company may contribute to the NEOs’ 401(k) accounts for the basic contribution, matching funds and the performance contribution is limited by federal legislation. The Deferred Compensation Plan also allows participants to receive non-qualified Company contributions to their Deferred Compensation accounts in amounts equal to the difference between the amounts of these Company contributions that actually were allocated to the participant’s 401(k) plan account and the amounts that the participant would have received in the absence of legislation limiting such additions to the participant’s 401(k) plan account. Participation in the Deferred Compensation Plan is not automatic. The Compensation Committee must affirmatively vote that an executive be allowed to participate in the plan and the executive must execute a deferral agreement prior to participating in the plan. Once the executive executes a deferral agreement, the executive may not change or cease participation in the plan or change the deferral amounts during the plan year. Each December, plan participants may change the amount deferred or cease participation in the plan for the following year.

All funds in the Deferred Compensation Plan are general assets of the Company. However, the Company has funded grantor trusts established to make payments under the Deferred Compensation Plan. The assets of these trusts are available to the Company’s general creditors. These trusts invest in the same mutual funds as are available through the 401(k) plan as chosen by the executives and consequently the returns are not considered “above market” returns. Participants in the plan will receive the funds in their deferred compensation account six months after their termination of employment from the Company.

Change-In-Control and Termination Benefits

As indicated in the table below, none of the compensation elements have change in control triggers. The CEO, CFO and the Chief Underwriting Officer may receive termination benefits under certain circumstances, but those circumstances do not include change of control. Stock Options are governed by the CNA Surety Corporation’s 2006 Long Term Equity Compensation Plan which does not have an express change in control provision. In the event of a change in control, any changes to stock options would be decided by and administered by the Compensation Committee.

Change-In-Control and Termination Benefits that would have been Payable

As of December 31, 2007

	Change in	Termination
Executive	Control Benefit	Benefit

John F. Welch, CEO	None	$2,246,258	*
John F. Corcoran, CFO	None	$250,000	**
Douglas W. Hinkle, Chief Underwriting Officer	None	$150,000	***
Michael A. Dougherty, Chief Information Officer	None	None
Thomas A. Pottle, Senior Vice President Credit and Field Operations	None	None

*	The Company entered into a new three year employment agreement with Mr. Welch effective January 1, 2006. Under the terms of that agreement Mr. Welch is entitled to a severance benefit if his employment is terminated without cause by the Company or by Mr. Welch for good reason contingent upon Mr. Welch’s continuing compliance with the non-competition, non-solicitation and confidentiality provisions of the agreement. The severance benefit for termination for good reason by Mr. Welch or without cause by the Company consists of an amount equal to Mr. Welch’s then base salary, the target bonus for the annual cash bonus, long term cash bonus payments at target all prorated through the end of the contract term, December 31, 2008, but in no event less than twelve months. Any severance benefit would be paid in equal monthly installments. Mr. Welch also would be eligible to continue to participate in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA. In addition, if the Company fails to extend Mr. Welch’s employment agreement, then Mr. Welch is entitled to a severance benefit upon termination consisting of payment of one year of Mr. Welch’s then annual base salary, one year target annual cash bonus, target long term cash bonus and continuation in the Company’s health benefit plan for the period of severance running concurrently with any benefit eligibility under COBRA.

**	In May 2005, the Committee approved a severance agreement with Mr. Corcoran which has been extended to April 1, 2010. In the event that the Company terminates Mr. Corcoran’s employment involuntarily other than for cause, due to death or disability, prior to April 1, 2010, Mr. Corcoran will receive one year of severance pay equal to his base salary and will be eligible to continue in the Company’s group health plan for the period of severance running concurrently with any benefit eligibility under COBRA. Any severance benefit would be paid in one lump-sum as detailed in the severance agreement.

***	In February 2006, the Committee authorized the Company to enter into a retention bonus agreement with Mr. Hinkle in order to insure that the Company would retain his services at least until three months after Mr. Welch’s employment agreement expires. Pursuant to the special bonus/retention agreement entered into in

April 2006, Mr. Hinkle will be paid a special bonus of $250,000, paid out over time, to induce him to remain employed with the Company through April 2009. Pursuant to the agreement the Company paid Mr. Hinkle the first installment of the bonus in the amount of $50,000 in May 2006 and the second installment of $50,000 in April 2007. The Company will pay Mr. Hinkle the third installment of the special bonus of $50,000 in April 2008. The Company will pay Mr. Hinkle the final installment of $100,000 in April 2009. Mr. Hinkle will only receive the bonus payments if he is employed by the Company on the applicable payment date. If Mr. Hinkle terminates his employment with the Company prior to April 2009 or the Company terminates Mr. Hinkle for cause, Mr. Hinkle must repay any bonus payments paid to him within twelve months prior to his termination. If the Company terminates Mr. Hinkle other than for cause then it is obligated to pay Mr. Hinkle the unpaid portion of the special bonus. The agreement also contains certain non-compete and non-solicitation provisions. The amount shown in the table above is based on the assumption that Mr. Hinkle was terminated by the Company (not for cause) on December 31, 2007.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee met five (5) times in 2007. In 2007, the Company’s Compensation Committee was composed entirely of independent directors and none had any relationship requiring disclosure by the Company under “Certain Relationships and Related Transactions” on pages 25-26 of this proxy statement. The Board adopted a Compensation Committee Charter which governs the Compensation Committee and is available on the Company website at www.cnasurety.com and will be provided to any shareholder upon request by contacting Carol Abel, representative of the Company, at 333 S. Wabash Ave. 41st Floor, Chicago, Illinois, 60604 (312) 822-5199.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Committee reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and based on such review and discussion, have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

EXECUTIVE COMPENSATION

The following tables show information with respect to the annual compensation (including option grants) for services rendered to the Company (or its predecessors) for the years ended December 31, 2007 and December 31, 2006 by the Chief Executive Officer, the Chief Financial Officer and those persons who were, at December 31, 2007, the three other most highly compensated executive officers of the Company.

Summary Compensation Table

							Change in
							Pension Value
							and
							Non-
							qualified
					Stock	Non-Equity	Deferred
Name and Principal				Stock	Option	Incentive Plan	Compensation	All Other
Position(a)	Year(b)	Salary(c)	Bonus(d)	Awards	Awards(f)	Compensation(g)	Earnings(h)	Compensation(i)	Total(j)

John F. Welch	2007	$436,346	—	—	$134,473	$762,500	—	$138,750	$1,472,069
President & CEO	2006	$433,654			$112,631	$1,218,000		$88,358	$1,852,643
John F Corcoran	2007	$250,000	—	—	$30,017	$150,000	—	$34,708	$464,725
CFO / SVP	2006	$243,269			$23,800	$250,000		$29,620	$546,689
Michael A. Dougherty	2007	$216,500	—	—	$24,153	$140,800	—	$37,823	$419,276
SVP	2006	$207,000			$21,694	$207,000		$32,317	$468,011
Thomas A. Pottle	2007	$209,494	—	—	$25,083	$126,690	—	$36,021	$397,288
SVP	2006	$205,000			$19,859	$192,700		$32,148	$449,707
Douglas W. Hinkle	2007	$243,269	$50,000	—	$28,696	$150,000	—	$46,808	$518,773
SVP	2006	$225,000	$50,000		$20,755	$236,250		$39,436	$571,441

(a)	Mr. Welch began his employment as a senior officer of the Company on June 30, 2003 and became CEO August 31, 2003. Mr. Welch’s current employment agreement has a three year term effective January 1, 2006 and ending December 31, 2008.

(c)	Column c includes regular pay, including paid time off prior to any deductions or any pay deferrals. For John F. Welch, his actual salary paid in FY 2006 was $433,654, as listed above, but his employment agreement specified a salary of $435,000. Accordingly, the Company paid him an additional $1,346 in salary in FY 2007 for the amount due him in 2006 and the above 2007 salary figure of $436,346, includes this $1,346 in compensation for 2006.

(d)	For Douglas W. Hinkle, a $50,000 installment payment was paid in both 2006 and 2007 as a part of a retention bonus agreement that was entered into in 2006. For a more detailed discussion, please see pages 15-16.

(f)	Stock Option Award expense recognized under FAS 123(R) in FY 2007 for financial statement purposes for options granted in 2003-2007. For a more detailed discussion of the assumptions used in valuing the Company’s Stock Option Awards, please see Note 11 “Stockholder’s Equity” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(g)	For John F. Welch — 2007 Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $545,000 and a Long Term Cash Incentive award of $217,500. Subject to plan guidelines, the LTI amount will be paid out over three installments starting with the March 14, 2008 payment. The actual amount paid to Mr. Welch on March 14, 2008 for 2007 LTI was $288,760 which is composed of 1/3 payments for performance years 2005, 2006 and 2007.

For John F. Corcoran — 2007 Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $100,000 and a Long Term Cash Incentive Bonus award of $50,000. Subject to plan guidelines, the LTI amount will be paid out over three installments starting with the March 14, 2008 payment. The actual amount paid to Mr. Corcoran on March 14, 2008 for 2007 LTI was $66,033, which is composed of 1/3 payments for performance years 2006, 2006 and 2007.

For Michael A. Dougherty — 2007 Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $96,800 and a Long Term Cash Incentive award of $44,000. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 14, 2008 payment. The actual amount paid to Mr. Dougherty on March 14, 2008 for 2007 LTI was $57,017, which is composed of 1/3 payments for performance years 2005, 2006 and 2007.

For Thomas A. Pottle — 2007 Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $84,460 and a Long Term Cash Incentive award of $42,230. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 14, 2008 payment. The actual amount paid to Mr. Pottle on March 14, 2008 for 2007 LTI was $56,018, which is composed of 1/3 payments for performance years 2005, 2006 and 2007.

For Douglas W. Hinkle — 2007 Non-Equity Incentive Plan Compensation includes: An Annual Incentive Bonus payment of $100,000, and a Long Term Cash Incentive award of $50,000. Subject to plan guidelines the LTI amount will be paid out over three installments starting with the March 14, 2008 payment. The actual amount paid to Mr. Hinkle on March 14, 2008 for 2007 LTI was $62,700, which is composed of 1/3 payments for performance years 2005, 2006 and 2007.

(i)	For John F. Welch — 2007 All other Compensation includes: $124,795 in annual Company contributions to vested and unvested defined contribution plans ($25,875 in 401k Basic, Matching and Discretionary contributions and $98,920 in Non-Qualified Deferred Compensation Basic, Matching and Discretionary Contributions) and $828 in Life Insurance Premiums paid. Mr. Welch received a physical examination in December, 2007. The value of the examination was $8,159. In addition, he had Company paid club membership in the amount of $4,968. None of the other NEOs had perquisites or other personal benefits, which in the aggregate, exceeded $10,000 in 2007.

For John F. Corcoran — 2007 All other Compensation includes: $34,468 in annual Company contributions to vested and unvested defined contribution plans ($21,158 in 401k Basic, Matching and Discretionary contributions and $13,310 in Non-Qualified Deferred Compensation Basic, Matching and Discretionary Contributions) and $240 in Life Insurance Premiums paid.

For Michael A. Dougherty — 2007 All other Compensation includes: $37,523 in annual Company contributions to vested and unvested defined contribution plans ($22,726 in 401k Basic, Matching and Discretionary contributions and $14,797 in Non-Qualified Deferred Compensation Basic, Matching and Discretionary Contributions) and $300 in Life Insurance Premiums paid.

For Thomas A. Pottle — 2007 All other Compensation includes: $35,733 in annual Company contributions to vested and unvested defined contribution plans ($25,177 in 401k Basic, Matching and Discretionary contributions and $10,556 in Non-Qualified Deferred Compensation Basic, Matching and Discretionary Contributions) and $288 in Life Insurance Premiums paid.

For Douglas W. Hinkle — 2007 All other Compensation includes: $45,811 in annual Company contributions to vested and unvested defined contribution plans ($24,469 in 401k Basic, Matching and Discretionary contributions and $21,342 in Non-Qualified Deferred Compensation Basic, Matching and Discretionary Contributions) and $997 in Life Insurance Premiums paid.

Grants of Plan-Based Awards Table

		Estimated	Estimated	Estimated
		Future	Future	Future
		Payout	Payout	Payout			Grant
		Under	Under	Under	All Other		Date
		Non-	Non-	Non-	Option		Fair
		Equity	Equity	Equity	Awards:	Exercise	Value
		Incentive	Incentive	Incentive	Number of	or Base	of Stock
		Plan	Plan	Plan	Securities	Price of	Options
		Awards:	Awards:	Awards:	Underlying	Option	and
	Grant	Threshold	Target	Maximum	Options	Awards ($	Awards
Name(a)	Date(b)	($)(c)	($)(d)	($)(e)	(#)(f)	per share)(g)	($)(h)

John F. Welch	2/13/2007	$108,750	$217,500	$435,000	18,700	$20.70	$169,048
John F. Corcoran	2/13/2007	$12,500	$50,000	$100,000	4,300	$20.70	$38,872
Michael A. Dougherty	2/13/2007	$11,000	$44,000	$88,000	3,600	$20.70	$32,544
Douglas W. Hinkle	2/13/2007	$12,500	$50,000	$100,000	3,900	$20.70	$35,256
Thomas A. Pottle	2/13/2007	$10,558	$42,230	$84,460	3,500	$20.70	$31,640

For the Non-Equity Awards — the actual award amount is paid out in equal installments over three years. For a more detailed discussion, please see pages 12-13. Also see column (g) on the Summary Compensation Table concerning Non-Equity Awards. For a more detailed discussion of the Stock Option Awards, please see pages 13-14.

Outstanding Equity Awards at FYE Table:

The Equity Awards of the NEOs outstanding at December 31, 2007 are shown in the table below:

				Option
				Awards
				Equity
				Incentive
				Plan
		Option	Option	Awards:
		Awards	Awards	Number of
		Number of	Number of	Securities
		Securities	Securities	Underlying
		Underlying	Underlying	Unexercised	Option
		Unexercised	Unexercised	Unearned	Exercise	Option
	Date of	Options (#)	Options (#)	Options	Price	Expiration
Name(a)	Grant(b)	Exercisable(c)	Unexercisable(d)	(#)(e)	($)(f)	Date(g)

John F. Welch	06/30/2003	50,000	0	—	$9.85	06/30/2013
	11/11/2003	18,600	0	—	$9.42	11/11/2013
	11/09/2004	22,275	7,425	—	$12.06	11/09/2014
	10/25/2005	13,250	13,250	—	$13.07	10/25/2015
	02/13/2007	0	18,700	—	$20.70	02/13/2017
John F. Corcoran	11/11/2003	2,100	0	—	$9.42	11/11/2013
	11/11/2003	10,000	0	—	$9.42	11/11/2013
	11/09/2004	5,025	1,675	—	$12.06	11/09/2014
	10/25/2005	3,000	3,000	—	$13.07	10/25/2015
	02/13/2007	0	4,300	—	$20.70	02/13/2017
Michael A. Dougherty	11/19/2002	1,950	0	—	$9.35	11/19/2012
	11/11/2003	3,850	0	—	$9.42	11/11/2013
	11/09/2004	3,100	1,550	—	$12.06	11/09/2014
	10/25/2005	2,750	2,750	—	$13.07	10/25/2015
	02/13/2007	0	3,600	—	$20.70	02/13/2017
Douglas W. Hinkle	08/11/2004	1,250	1,250	—	$10.58	08/11/2014
	11/09/2004	4,200	1,400	—	$12.06	11/09/2014
	10/25/2005	3,000	3,000	—	$13.07	10/25/2015
	02/13/2007	0	3,900	—	$20.70	02/13/2017
Thomas A. Pottle	10/11/1999	12,200	0	—	$11.00	10/11/2009
	11/14/2000	6,500	0	—	$11.50	11/14/2010
	03/06/2001	4,000	0	—	$13.05	03/06/2011
	11/13/2001	7,800	0	—	$14.61	11/13/2011
	11/19/2002	3,800	0	—	$9.35	11/19/2012
	11/11/2003	7,600	0	—	$9.42	11/11/2013
	11/09/2004	4,575	1,525	—	$12.06	11/09/2014
	10/25/2005	2,700	2,700	—	$13.07	10/25/2015
	02/13/2007	0	3,500	—	$20.70	02/13/2017

For each grant, 25% of the shares vest annually one year from the grant date, and then an additional 25% vest annually for the next three years. For example, for the 11/11/2003 grant date, 25% of the shares granted vest on 11/11/2004, 25% on 11/11/2005, 25% on 11/11/2006 and 25% on 11/11/2007. The 11/11/2003 grant date for Mr. Corcoran includes two separate grants: one grant for his commencement as a newly hired executive; and a second grant as a pro-rated percentage of the stock grants made that date to senior executives. Stock Options are governed by the CNA Surety Corporation’s 2006 Long Term Equity Compensation Plan which does not have an express change in control provision. In the event of a change in control, any changes to stock options would be decided by and administered by the Compensation Committee.

Option Exercises and Stock Vesting Table

			Stock
			Awards:
		Option	Number of	Stock
		Awards:	Shares	Awards:
	Option Awards:	Value	Acquired	Value
	Number of Shares	Realized on	on	Realized
	Acquired on	Exercise	Vesting	on Vesting
Name(a)	Exercise (#)(b)	($)(c)	(#)(d)	($)(e)

John F. Welch	—	—	0	0
John F. Corcoran	—	—	0	0
Michael A. Dougherty	—	—	0	0
Douglas W. Hinkle	—		0	0
Thomas A. Pottle	15,500	$100,075	0	0

The value realized by a NEO upon the exercise of an option is determined by multiplying the number of options exercised by the difference between the fair market value on the date of exercise and the exercise price.

The Company has a non-qualified deferred compensation plan, the CNA Surety Corporation 2005 Deferred Compensation Plan, (“2005 Deferred Comp. Plan”), in which the NEOs and certain other officers may participate. The 2005 Deferred Comp. Plan allows eligible officers to defer receiving up to 20% of their compensation. As detailed in the description of the Company’s 401(k) plan, the 2005 Deferred Comp. Plan also allows participants to receive non qualified Company contributions to their Deferred Compensation accounts in amounts equal to the difference between the amounts of these Company contributions that actually were allocated to the participant’s 401(k) plan account and the amounts that the participant would have received in the absence of legislation limiting such additions to the participant’s 401(k) plan account. For a more detailed discussion, please see pages 14-15.

Non-Qualified Deferred Compensation

			Aggregate		Aggregate
			Earnings		Balance
	Executive	Registrant	in Last	Aggregate	at Last
	Contributions in Last	Contributions in	Fiscal	Withdrawals/	Fiscal
	Fiscal Year	Last Fiscal Year	Year	Distributions	Year End
Name(a)	($)(b)	($)(c)	($)(d)	($)	($)(f)

John F. Welch
2005 Deferred Comp. Plan	$26,181	$98,920	$13,277	$0	$228,945
2000 Deferred Comp. Plan	$0	$0	$9,151	$0	$64,623
LTI Cash Incent. Not Yet Paid	$0	$217,500	$0	$0	$578,757
John F. Corcoran
2005 Deferred Comp. Plan	$25,000	$13,310	$2,334	$0	$87,922
2000 Deferred Comp. Plan	$0	$0	$3,141	$0	$23,855
LTI Cash Incent. Not Yet Paid	$0	$50,000	$0	$0	$132,970
Michael A. Dougherty
2005 Deferred Comp. Plan	$12,990	$14,797	$3,314	$0	$50,194
2000 Deferred Comp. Plan	$0	$0	$29,148	$0	$312,918
LTI Cash Incent. Not Yet Paid	$0	$44,000	$0	$0	$113,950
Thomas A. Pottle
2005 Deferred Comp. Plan	$0	$10,556	$(458)	$0	$16,579
2000 Deferred Comp. Plan	$0	$0	$15,402	$0	$147,993
LTI Cash Incent. Not Yet Paid	$0	$42,230	$0	$0	$111,505
Douglas W. Hinkle
2005 Deferred Comp. Plan	$14,596	$21,342	$3,970	$0	$58,720
2000 Deferred Comp. Plan	$0	$0	$0	$0	$0
LTI Cash Incent. Not Yet Paid	$0	$50,000	$0	$0	$126,033

(a) (b) (c) (d) (f) For the 2000 Deferred Comp. Plan, the CNA Surety Corporation 2005 Deferred Compensation Plan was adopted to replace the Company’s 2000 Deferred Compensation Plan which after December 31,

2004 no longer accepts contributions. Accordingly, the 2000 Plan shown in the above chart only shows Earnings and Aggregate Year End Balances for FYE 2007.

(b) For the LTI Cash Inventive Not Yet Paid , the NEO does not make contributions, this is a cash bonus plan which is awarded for performance during one year which is paid out by the Registrant in cash in 1/3 installments over three years. For a more detailed discussion, please see pages 12-13.

(c) For the 2005 Deferred Comp. Plan, Column (c) above, includes Registrant’s Deferred Compensation Basic, Matching and Discretionary Contributions to the NEO’s for FYE 2007. Additionally, the figures in Column (c) 2005 Deferred Comp. Plan above are a component of the figure listed in Column (i) All Other Compensation of the Summary Compensation Table on page 17 attributable to annual Company contributions to vested and unvested defined contribution plans. Participation in the 2005 Deferred Comp. Plan is not automatic. The Compensation Committee must affirmatively vote that an executive be allowed to participate in the 2005 Deferred Comp. Plan and the executive must execute a deferral agreement prior to participating in the plan. Once the executive executes a deferral agreement, the executive may not change or cease participation in the plan or change the deferral amounts during the plan year. Each December, plan participants may change the amount deferred or cease participation in the plan for the following year. All funds in the 2005 Deferred Comp. Plan are general assets of the Company. However, the Company has funded grantor trusts established to secure obligations to make payments under the 2005 Deferred Comp. Plan. The assets of these trusts are available to the Company’s General Creditors. These trusts invest in the same mutual funds available through the 401(k) plan as chosen by the executives and consequently the returns are not considered “above market” returns. Participants in the 2005 Deferred Comp. Plan will receive the funds in their deferred compensation account six months after their termination of employment from the Company.

(c) For the LTI Cash Inventive Not Yet Paid , the Registrant’s contribution shown in the above chart represents the bonus award for the NEO’s performance for Fiscal Year 2007 and corresponds with figures included in Column (g) of the Summary Compensation Table on Page 17.

(d) For the LTI Cash Inventive Not Yet Paid , the bonus amounts the Registrant is deferring payment on are not invested for the benefit of the NEO, the Registrant is simply deferring payment of a bonus award amount.

(f) For the LTI Cash Inventive Not Yet Paid, Column (f) represents an aggregate number of all outstanding installment payments due the NEOs as of 12/31/2007. This aggregate figure is composed of outstanding bonus award amount installments due for the NEO’s performance in FY 2005, 2006 and 2007. For a more detailed discussion, please see pages 12-13.

Director Compensation Table

					Change in Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Philip H. Britt	$64,000	—	—	—	—	—	$64,000
Anthony S. Cleberg	$48,000	—	—	—	—	—	$48,000
Robert A. Tinstman	$58,000	—	—	—	—	—	$58,000
Adrian Tocklin*	$19,000	—	—	—	—	—	$19,000

*	Ms. Tocklin did not stand for reelection. The fees paid are in payment for her services between January 1 and April 24, 2007.

The Company determines director compensation taking the following factors into account: the amount of time involved in attending and preparing for Board and various Committee meetings, participation in special projects assigned by Board, actual Committee and Board attendance, business expertise and various competitive factors. Directors, except for employees of the Company or its affiliates, for 2007 were compensated at the annual rate of $30,000, paid in quarterly installments, and except for Audit Committee meetings, received $1,500 for each meeting of the Board and Committee meeting which they attended. Audit Committee members receive $2,500 for each meeting attended. In addition, Mr. Cleberg was paid an additional annual retainer of $7,500 as chairperson of the Audit Committee in recognition of workload involved as Audit Committee chairperson.

AUDIT COMMITTEE REPORT

The Audit Committee serves as an independent and objective party to:

•	monitor the Company’s financial reporting process and internal control system;

•	retain and review and appraise the audit efforts of the Company’s independent registered public accounting firm and internal auditors;

•	facilitate communications between the parties involved in the audit process;

•	review and appraise the fairness of related party transactions; and

•	monitor and review corporate governance and adherence to NYSE listing standards.

In 2007, the Audit Committee (the “Committee”) was composed of three non-employee directors, each of whom is “independent” as required by applicable listing standards of the New York Stock Exchange. Until April 23, 2007, the Committee consisted of Messrs. Britt and Tinstman and Ms. Tocklin. On April 23, 2007, Mr. Cleberg became a member of the Committee, its chair and financial expert. Ms. Tocklin did not stand for re-election to the Board. The Committee’s prior chair and financial expert, Mr. Roy Posner passed away on December 31, 2006 and the Committee was without a financial expert until the election of Mr. Cleberg in April 2007. The Board and the Company believe that Mr. Cleberg qualifies as an independent director as that term is used in Exchange Act Section 10A(m)(3) and qualifies as a financial expert. Mr. Britt, Mr. Tinstman and Ms. Tocklin attended the February 12, 2007 Committee meeting, with Mr. Tinstman acting as temporary chair. The Audit Committee anonymously completed a self evaluation of its performance and discussed the responses at a February 6, 2008 committee meeting.

The Audit Committee met seven (7) times in 2007. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, the internal auditors and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examination and their evaluations of the Company’s internal controls and consolidated financial statements. The Committee reviewed the Company’s internal controls and, consistent with Section 302 of the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, met with management and the auditors prior to the filing of officers’ certifications required by that statute to receive any information concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. During fiscal year 2007, management continued its testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The Audit Committee also met separately with management and internal auditors to discuss the performance of Deloitte & Touche.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent registered public accounting firm. The Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the standard adopted or referenced by the Public Company Accounting Oversight Board (“PCAOB”) including the Statement on Auditing Standards No. 61, (Codification of Statements on Auditing Standards, AU380), Communication with Audit Committees, as currently in effect. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by PCAOB and/or Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect. The Committee has discussed with Deloitte & Touche their independence from the Company.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission and determined that the provision of non-audit services by Deloitte & Touche to the Company in 2007 was compatible with maintaining the independence of Deloitte & Touche in its audit of the Company.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS
Philip H. Britt
Anthony S. Cleberg
Robert A. Tinstman

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, except as noted, certain information with respect to each person or entity who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company’s Common Stock as well as each director of the Company, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group. Information in the table of security ownership of certain beneficial owners and the table of security ownership of management below is based upon reports filed with the SEC on or before March 3, 2008 pursuant to Section 13(d) and 16(a) under the Securities Exchange Act of 1934 and other written representations received by the Company with respect to the persons and entities named in those tables. Beneficial ownership is defined for this purpose, as the sole or shared power to vote, or to direct the disposition of the Common Stock. Unless otherwise noted the persons in the following table have sole voting and investment power with respect to all shares shown as beneficially owned by them:

CERTAIN BENEFICIAL OWNERS

	Amount of
Name and Address of	Nature of	Percent of
Beneficial Owner	Beneficial Ownership(1)	Class

Continental Casualty Company and Affiliates	27,425,147	62.2%
333 S. Wabash Ave. Chicago, IL 60604
Dimensional Fund Advisors LP	3,210,538	7.3%
1299 Ocean Avenue Santa Monica, CA 90401

(1)	The number of shares of the Company’s Common Stock indicated as beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

MANAGEMENT AND DIRECTORS

			Shares Upon
	Shares of	Deferred	Exercise of
Name of	Common	Stock	Stock		Percent
Beneficial Owner	Stock(3)	Units(1)	Options(2)(3)	Total(2)(3)	of Class

Philip H. Britt	3,097	9,919	—	13,016	*
Michael A. Dougherty	6,900	—	12,550	19,450	*
John F. Welch	—	—	108,800	108,800	*
Enid Tanenhaus	200	—	11,300	11,500	*
John F. Corcoran	—	—	21,200	21,200	*
Thomas A. Pottle	1,300	—	50,050	51,350	*
Douglas W. Hinkle	—	—	10,400	10,400	*
David B. Edelson	2,500	—	—	2,500	*
Anthony S. Cleberg	1,500	—	—	1,500	*
James R. Lewis(4)	—	—	—	—	*
D. Craig Mense(4)	—	—	—	—	*
Robert A. Tinstman	—	—	—	—	*
All directors and executive officers as a group (12 persons) including the above-named persons	14,997	9,919	214,300	239,216	0.5%

*	Less than 1%

(1)	In January, 1998, the Company established the CNA Surety Corporation Non-Employee Directors’ Deferred Compensation Plan. Under this plan, each director who is not a full-time employee of the Company or any of its affiliates could defer all or a portion of the annual retainer fee that would otherwise have been paid to such director. The deferral amount was deemed vested in Common Stock Units equal to the deferred fees divided by the fair market value of the Company’s Common Stock as of each quarterly meeting. The Committee voted to eliminate the Non-Employee Director Compensation Plan effective January 1, 2005.

(2)	Represents beneficial ownership of shares that may be acquired by the exercise of stock options, which are currently exercisable or exercisable within sixty days of the date of this table.

(3)	The amounts of the Company’s Common Stock and stock options beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.

(4)	Although not reflected in the figures in the chart above, presently Mr. Lewis has 30,000 stock options and 22,500 Stock Appreciation Rights (“SARS”) exercisable for CNAF stock and Mr. Mense presently has 37,500 stock options and 18,750 SARS exercisable for CNAF stock. CNAF SARS are not directly convertible to one share of CNAF stock. Mr. Lewis currently owns 7,744 shares of CNAF stock and Mr. Mense currently owns 17,054 shares of CNAF stock.

Equity Compensation Plan Information

	Number of Securities
	to be Issued Upon	Weighted-Average	Number of Securities
	Exercise of	Exercise Price of	Remaining Available for
	Outstanding Options,	Outstanding Options	Future Issuance Under
Plan Category	Warrants and Rights	Warrants and Rights	Equity Compensation Plans

Equity compensation plans approved by security holders	1,054,588	$14.53	2,678,700

Total	1,054,588	$14.53	2,678,700

In 2006, the Shareholders of the Company approved the CNA Surety Corporation 2006 Long Term Equity Compensation Plan (“2006 Plan”). The 2006 Plan included 3,000,000 total shares comprised of: 2,453,598 newly authorized shares and 546,402 Carryover shares which were previously available for grant under the CNA Surety Corporation 1997 Long Term Equity Compensation Plan (“1997 Plan”). The 1,054,588 shares listed above have been granted and are available for exercise, subject to vesting rules, under the both the 2006 Plan and the 1997 Plan. A total of 334,100 stock options were granted in 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Reinsurance

Reinsurance agreements together with the Services and Indemnity Agreement that are described below provide for the transfer of the surety business written by Continental Casualty Company (“CCC”) and the Continental Insurance Company (“CIC”) to Western Surety Company (“Western Surety”). All of these agreements originally were entered into on September 30, 1997 (the “Merger Date”): (i) the Surety Quota Share Treaty (the “Quota Share Treaty”); (ii) the Aggregate Stop Loss Reinsurance Contract (the “Stop Loss Contract”); and (iii) the Surety Excess of Loss Reinsurance Contract (the “Excess of Loss Contract”). All of these contracts have expired. Some have been renewed on different terms as described below.

The Services and Indemnity Agreement provides the Company’s insurance subsidiaries with the authority to perform various administrative, management, underwriting and claim functions in order to conduct the business of CCC and CIC and to be reimbursed by CCC for services rendered. In consideration for providing the foregoing services, CCC has agreed to pay Western Surety a quarterly fee of $50,000. This agreement was renewed on January 1, 2007 and expired on December 31, 2007. There was no amount due to the CNA Surety insurance subsidiaries as of December 31, 2007. This agreement was renewed on January 1, 2008 and expires on December 31, 2008 and is annually renewable thereafter.

Through the Quota Share Treaty, CCC and CIC transfer to Western Surety all surety business written or renewed by CCC and CIC after the Merger Date. The Quota Share Treaty was renewed on January 1, 2007 and expired on December 31, 2007 and is annually renewable thereafter. CCC and CIC transfer the related liabilities of such business and pay to Western Surety an amount in cash equal to CCC’s and CIC’s net written premiums written on all such business, minus a quarterly ceding commission to be retained by CCC and CIC equal to $50,000 plus 25% of net written premiums written on all such business. This contemplates an approximate 4% override commission for fronting fees to CCC and CIC on their actual direct acquisition costs.

Under the terms of the Quota Share Treaty, CCC has guaranteed the loss and loss adjustment expense reserves transferred to Western Surety as of the Merger Date by agreeing to pay Western Surety, within 30 days following the end of each calendar quarter, the amount of any adverse development on such reserves, as re-estimated as of the end of such calendar quarter. There was no adverse reserve development for the period from the Merger Date through December 31, 2007. The Quota Share Treaty was renewed for one year on January 1, 2008, on substantially the same terms as 2007.

Through the Stop Loss Contract, the Company’s insurance subsidiaries were protected from adverse loss experience on certain business underwritten after the Merger Date. The Stop Loss Contract between the insurance subsidiaries and CCC limited the insurance subsidiaries’ prospective net loss ratios with respect to certain accounts and lines of insured business for three full accident years following the Merger Date. In the event the insurance subsidiaries’ accident year net loss ratio exceeds 24% in any of the accident years 1997 through 2000 on certain insured accounts (the “Loss Ratio Cap”), the Stop Loss Contract requires CCC at the end of each calendar quarter following the Merger Date, to pay to the insurance subsidiaries a dollar amount equal to (i) the amount, if any, by which the Company’s actual accident year net loss ratio exceeds the applicable Loss Ratio Cap, multiplied by (ii) the applicable net earned premiums. In consideration for the coverage provided by the Stop Loss Contract, the insurance subsidiaries paid to CCC an annual premium of $20,000. The CNA Surety insurance subsidiaries have paid CCC all required annual premiums. As of December 31, 2006, the Company had billed $47.9 million and had received $45.9 million under the Stop Loss Contract. The amount received under the Stop Loss Contract included $28.2 million held by the Company for losses covered by this contract that were incurred but not paid as of December 31, 2006. Due to favorable development of losses subject to the Stop Loss Contract during 2007, the Company returned $5.6 million to CCC during 2007. As of December 31, 2007, the net amount billed and received by the Company was $42.3 million under the Stop Loss Contract. The amount received under the Stop Loss Contract included $24.0 million held by the Company for losses covered by this contract that were incurred but not paid as of December 31, 2007.

The Company and CCC previously participated in a $40 million excess of $60 million reinsurance contract effective from January 1, 2005 to December 31, 2005 providing coverage exclusively for the one large national contractor excluded from the Company’s third party reinsurance. The premium for this contract was $3.0 million plus an additional premium of $6.0 million if a loss is ceded under this contract. In the second quarter of 2005, this contract was amended to provide unlimited coverage in excess of the $60 million retention, to increase the premium to $7.0 million, and to eliminate the additional premium provision. This treaty provides coverage for the life of bonds either in force or written during the term of the treaty which was from January 1, 2005 to December 31, 2005. In November 2005, the Company and CCC agreed by addendum to extend this contract for twelve months. This extension, which expired on December 31, 2006, was for an additional minimum premium of $0.8 million, subject to adjustment based on the level of actual premiums written on bonds for the large national contractor. In January 2007, the Company and CCC agreed by addendum to extend this contract for another twelve months. This extension, which expired on December 31, 2007, was for an additional premium of $0.5 million, which was based on the level of actual premiums written on bonds for the large national contractor. In December 2007, the Company and CCC agreed by addendum to extend this contract for another twelve months. This extension, which will expire on December 31, 2008, was for an additional premium subject to the level of actual premiums written on bonds for the large national contractor. As of December 31, 2007 and 2006, the Company had ceded losses of $50.0 million under the terms of this contract, with unpaid ceded losses of $46.8 million and $50.0 million as of December 31, 2007 and 2006, respectively.

As of December 31, 2007 and December 31, 2006, CNA Surety had an insurance receivable balance from CCC and CIC of $62.9 million, including $50.6 million of reinsurance recoverables and $12.3 million of premiums receivable, and $61.9 million, including $55.0 million of reinsurance recoverables and $6.9 million of premiums receivable, respectively. CNA Surety had reinsurance payables to CCC and CIC as of December 31, 2007 of $0.1 million. CNA Surety had no reinsurance payables to CCC and CIC as of December 31, 2006.

Other Related Party Transactions

Effective July 1, 2004, CNA Surety entered into an Administrative Services Agreement with CCC. This agreement, that replaced an agreement originally effective January 1, 2001, allows the Company to purchase and/or have access to certain services provided by CNAF. The Company will also pay CNAF a management fee for its proportionate share of administrative and overhead costs incurred in supporting the services provided pursuant to this agreement. The management fee for the year 2008 is $2.1 million that shall be paid by CNA Surety to CNAF in equal monthly installments by the last day of each month. The amounts paid were $2.1 million, $2.0 million and $1.9 million for 2007, 2006 and 2005, respectively. The agreement also allows CCC to purchase services from the Company. In 2007, 2006 and 2005, CCC paid the Company $1.3 million, $1.1 million and $0.8 million, respectively, for services in connection with licensing and appointing CCC’s insurance producers as required by state insurance laws. This agreement shall be effective so long as CNAF or their affiliates or shareholders shall continue to own a majority interest in CNA Surety. This agreement may be terminated by either party upon the provision of 30 days prior notice of such termination to the other party.

The Company was charged $7.3 million, $7.4 million and $6.9 million for the years ended December 31, 2007, 2006 and 2005, respectively, for rents and services provided under the Administrative Services Agreement. The Company was charged $0.4 million and $0.5 million for the years ended December 31, 2007 and 2006 respectively for direct costs incurred by CCC on the Company’s behalf. In 2005, the Company received $0.1 million for direct costs incurred by CCC on the Company’s behalf. This credit resulted from the release of certain prior year expenses allocated to the Company during 2005. The Company had a $0.5 million payable balance to CCC related to the Administrative Services Agreement as of December 31, 2007. The Company had no payable balance to CCC related to the Administrative Services Agreement as of December 31, 2006.

In 2005, pursuant to an agreement with the claimant on a bond regarding certain aspects of the claim resolution, the Company deposited $32.7 million with an affiliate to enable the affiliate to establish a trust to fund future payments under the bond. The bond was written by the affiliate and assumed by one of the Company’s insurance subsidiaries pursuant to the Quota Share Treaty. This claim was previously fully reserved. The Company is entitled to the interest income earned by the trust.

From time to time, Western Surety provided surety bonds guaranteeing insurance payments of certain companies to CCC and its affiliates under retrospectively rated insurance policies underwritten by CCC and its affiliates. Under the terms of these bonds, referred to as insurance program bonds, if the principal, the insured company, failed to make a required premium payment, CCC and its affiliates would have a claim against the Company under the bond. The Company now has a policy not to issue such bonds to companies insured by CCC and its affiliates. The last such bond was written in 2001 and currently bonds with less than $0.1 million of total penal sums remain as of December 31, 2007.

Western Surety from time to time provides license and permit bonds and appeal bonds to CCC and its affiliates and to clients of CCC and its affiliates. Under procedures established by the Audit Committee, the Company may issue appeal bonds for CCC and its affiliates and their clients with penal sums of $10.0 million or less without prior Audit Committee approval as long as those bonds meet the Company’s normal underwriting standards, the rates charged are market rates and that the Company has received the indemnity of CCC. Bonds greater than $10.0 million require the prior approval of the Audit Committee. As of December 31, 2007, the total amount of the outstanding appeal and license and permit bonds written on behalf of CCC and its affiliates was approximately $95.2 million. Of that amount, the majority consisted of 36 appeal bonds with a penal sum of $91.6 million. Western Surety has entered into indemnity agreements with CCC and its affiliates indemnifying Western Surety for any loss arising from the issuance of bonds for CCC and its affiliates. The premium for all bonds written on behalf of CCC and its affiliates was approximately $0.6 million in 2007, $0.6 million in 2006 and $0.6 million in 2005.

In 2006, the Company, through the Quota Share Treaty, assumed three bonds issued by an affiliate for Mexdrill, Offshore, S. DE R.L. DE C. V., (“Mexdrill Offshore”), a subsidiary of Diamond Offshore Drilling, Inc. (“Diamond Offshore”). Loews owns 51.0% of Diamond Offshore’s shares. Prior to the Company’s issuance of these bonds with penal sums of $24.9 million, $32.0 million, and $16.1 million, respectively, the Company’s Audit Committee approved issuance of the bonds on behalf of Diamond Offshore for up to $150.0 million in total bond exposure provided that the bonds meet the Company’s normal underwriting standards, the rates charged are market rates and the Company receives the indemnity of Diamond Offshore. The premium for these bonds was $0.9 million.

In 2007, the Company, through the Quota Share Treaty, assumed one bond issued by an affiliate for Mexdrill, Offshore, S. DE R.L. DE C. V., a subsidiary of Diamond Offshore Inc. and one bond from issued by an affiliate for Diamond Offshore Drilling, Inc. The penal sums of these bonds were $0.7 million and $7.3 million, respectively. The premium for these two bonds was less than $0.1 million in 2007.

In 2007 the Company, through the Quota Share Treaty, assumed two bonds for Gulf South Pipeline Company, LP, a subsidiary of Boardwalk Pipeline Partners, LP (“Boardwalk Pipeline”). Loews owns 70% of Boardwalk Pipeline shares. Prior to the Company’s issuance of these bonds with penal sums of $1.2 million and $0.4 million, respectively, the Company’s Audit Committee approved issuance of the bonds on behalf of Boardwalk Pipeline. The premium for these two bonds was less than $0.1 million in 2007.

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)

The Audit Committee has selected Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, for the 2008 fiscal year. Deloitte & Touche LLP served as the Company’s independent auditor since 1999. A representative of Deloitte & Touche LLP will be present at the meeting and be available to respond to appropriate questions. A description of the fees paid to Deloitte & Touche LLP in fiscal 2007 is described below.

At the Annual Meeting, if a quorum is present, the vote of holders of a majority of the Company’s Common Stock having the power to vote held by shareholders present in person or represented by proxy shall ratify the appointment, by the Board of Directors, of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. It is the present intention of the Company’s Proxy Agents to vote at the Annual Meeting the proxies which have been duly executed, dated and delivered and which have not been revoked in accordance with the instructions set forth thereon or if no instruction had been given or indicated, for the ratification the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

For the years ended December 31, 2007 and 2006, professional services were performed by Deloitte & Touche, LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”).

Audit Fees

The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and 2006 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,100,000 and $1,189,500 respectively.

Audit-Related Fees

The aggregate fees billed for audit-related services for the fiscal years ended December 31, 2007 and 2006 were $0 and $116,602 respectively. These fees generally include fees for consents and comfort letters, accounting consultations, Sarbanes Oxley Act Section 404 advisory services, and SEC related matters.

Tax Fees

None.

All Other Fees

None.

The Audit Committee has established a pre-approval policy with regard to audit, audit-related and certain non-audit engagements by the Company of its independent registered public accounting firm. Under this policy, the Audit Committee annually pre-approves certain limited, specified recurring services which may be provided by

Deloitte, subject to maximum dollar limitations. All other engagements for services to be performed by Deloitte must be separately pre-approved by the Audit Committee. The Audit Committee has also designated the Chairperson of the Committee as having authority to pre-approve such engagements as allowed by the policy, subject to reporting on such pre-approvals to the Committee at its next scheduled meeting. 100% of the audit fees and audit related fees were pre-approved by the audit committee.

Vote Required

Proposal to ratify the Audit Committees appointment of the Company’s independent registered public accounting firm, Deloitte & Touche, LLP for fiscal year 2008 requires an affirmative vote of holders of a majority of the voting power represented by shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. IF A CHOICE IS SPECIFIED ON THE PROXY BY THE SHAREHOLDER, THE SHARES WILL BE VOTED AS SPECIFIED. IF NO CHOICE SPECIFICATION IS MADE, SHARES WILL BE VOTED “FOR” RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDERS’ PROPOSALS FOR 2009 ANNUAL MEETING

Under the rules of the SEC, the Company is required to disclose the deadline for submitting shareholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting, calculated in the manner provided by the rule of the SEC and the date after which notice of a proposal submitted outside the processes of the rule of the SEC is considered untimely. Under the calculation provided by the rule of the SEC, a proposal submitted by a shareholder for the 2008 Annual Meeting of Shareholders of the Company must be received by the Secretary of the Company, 333 S. Wabash Ave., 41st Floor, Chicago, Illinois 60604, by November 1, 2008 in order to be eligible to be included in the Company’s proxy statement for that meeting. Under the Company’s By-Laws, to be timely, a shareholder’s notice of a shareholder proposal submitted outside the process for inclusion in the proxy statement must be delivered to, or mailed and received at, the principal executive offices of the Company, not less than fifty (50) days nor more than seventy-five (75) days prior to the meeting; provided, however, that in the event that less than sixty-five (65) days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made.

Other Matters

The Company knows of no business, which will be presented at the Annual Meeting other than the election of Directors to the Board, and the ratification of the Company’s independent registered public accounting firm. However, if other matters properly come before the meeting, it is the intention of the Proxy Agents to vote upon such matters in accordance with their good judgment in such matters.

By Order of the Board of Directors

Enid Tanenhaus
Secretary

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A   Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold

	01 — Philip H. Britt	☐	☐	02 — James R. Lewis	☐	☐	03 — Robert Tinstman	☐	☐

	04 — John F. Welch	☐	☐	05 — David B. Edelson	☐	☐	06 — D. Craig Mense	☐	☐

	07 — Anthony S. Cleberg	☐	☐

		For	Against	Abstain
2.	To ratify the Audit Committee’s appointment of the Company’s independent registered public accounting firm, Deloitte & Touche, LLP for fiscal year 2008.	☐	☐	☐	3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR SPECIFIC DIRECTIONS ABOVE. IF THE PROXY IS SIGNED AND RETURNED WITHOUT SUCH DIRECTIONS, IT WILL BE VOTED FOR ALL PROPOSALS.
B   Non-Voting Items
Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

                                     /                          /
Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — CNA Surety Corporation

333 S. Wabash 41 Floor
Chicago, Illinois 60604
(312) 822-5000
Notice of Annual Meeting of Shareholders
on April 24, 2007
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CNA Surety Corporation (the “Company”) will be held at 333 S. Wabash, 41 Floor, Chicago, IL 60604 on Tuesday April 24, 2008, at 9:00 a.m. CDT.
The Board of Directors has fixed the close of business on March 3, 2008, as the record date (the “Record Date”) for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. You are cordially invited to attend the meeting. In the event you will be unable to attend, you are respectfully requested to fill in, date, sign and return the enclosed proxy at your earliest convenience in the enclosed envelope.
IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE POSTPAID ENVELOPE PROVIDED TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.
CONTINUED AND TO BE SIGNED ON REVERSE SIDE
THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT.
Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the Meeting by promptly returning your proxy in the enclosed envelope. Thank you for your attention to this important matter.